(m)(10)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN

for

ING MUTUAL FUNDS

CLASS O SHARES

ING Diversified International Fund

ING Emerging Markets Equity Dividend Fund (formerly, ING Greater China Fund)

ING Global Bond Fund

ING Global Equity Dividend Fund

ING Global Real Estate Fund

ING International Small Cap Fund